Exhibit 2

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into by and between Alexandre Weinstein Manieu, Chutzpah Holdings Limited, Chutzpah Holdings LP and Plantae Bioscience Ltd.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 5th day of January, 2026.

ALEXANDRE WEINSTEIN MANIEU

/s/ Alexandre Weinstein Manieu

CHUTZPAH HOLDINGS LIMITED

By:	/s/ Ana Ventura
Name:	Ana Ventura
Title:	Authorized Officer Beaumont (Directors) Limited, Sole Corporate Director

CHUTZPAH HOLDINGS LIMITED

By:	/s/ Karen Oliver
Name:	Karen Oliver
Title:	Authorized Officer Beaumont (Directors) Limited, Sole Corporate Director

CHUTZPAH HOLDINGS LP

By:	/s/ Alexandre Weinstein
Name:	Alexandre Weinstein
Title:	Authorized Signatory

PLANTAE BIOSCIENCE LTD.

By:	/s/ Eli Mor
Name:	Eli Mor
Title:	Authorized Signatory